September 17, 2024

Peter Juhas
Chief Financial Officer
AerCap Holdings N.V.
65 St. Stephen   s Green
Dublin D02 YX20
Ireland

        Re: AerCap Holdings N.V.
            Form 20-F for Fiscal Year Ended December 31, 2023
            File No. 001-33159
Dear Peter Juhas:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services